EXHIBIT 10.2

Agreement

NOW ON this 1st day of July, 2021, this Agreement is by and between OKMIN OPERATIONS, LLC, a Kansas Limited Liability Company (hereinafter referred to as “Okmin”), EARNEST ASHLOCK (hereinafter referred to as “Ashlock”) (Okmin and Ashlock sometimes hereinafter referred to as the “Buyers”), and J & S MCCOY ENTERPRISES, LLC, a Kansas Limited Liability Company (hereinafter referred to as “McCoy”).

WHEREAS, McCoy is the owner of 100% of the working interest in the “Vitt Lease” described as follows (hereinafter referred to as the “Vitt Lease”):

LESSOR:	Edward Vitt and Marilyn G. Vitt
LESSEE:	Jon McCoy
DATE OF LEASE:	04/20/1983
RECORDED:	on 4/22/1983 at Book 93M pages 369-370
LEGAL DESCRIPTION:	NW/4 of Section 1, Township 29S, Range 20E, Neosho County, Kansas

AND WHEREAS, McCoy has agreed to sell, and Buyers have agreed to purchase, part of the Vitt Lease working interest on the terms set forth herein.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is acknowledged, the parties enter into the following agreement:

1.       LEASE.

McCoy sells and conveys to Buyers, and Buyers hereby purchase, the following shares of McCoy’s working interest in the Vitt Lease:

Name	Percentage of Working Interest	Net Revenue Interest Percentage
Earnest Ashlock	0.114285714286	0.100
Okmin Operations, LLC	0.828571428571	0.725
Working Interest retained by J & S McCoy Enterprises, LLC	0.057142857143	0.050
TOTALS	1.0000000000	0.875

together with all oil and gas wells thereon, all oil and gas equipment and fixtures thereon, all easements and agreements related thereto, and all files and records pertaining to the same, including but not limited to drilling data, electric logs, Lease files, land files, well files, division order files, abstracts, title files, gas content data, geophysical data, maps, regulatory files and records.

2.       PURCHASE PRICE.

The purchase price for the Vitt Lease is the sum of $25,000, payable by Okmin to McCoy by wire transfer or bank cashier’s check at closing.

3.       REPRESENTATIONS & WARRANTIES; INDEMNIFICATION.

3.1	McCoy represents and warrants that, as of the date of this Agreement and as of the closing date:
a. McCoy	is a duly organized and validly existing limited liability company in good standing under the laws of the State of Kansas, has the authority to own the Vitt Lease and to carry on its business as now being conducted.
b.	McCoy has taken all necessary action to authorize the execution, delivery and performance of this Agreement; this Agreement is legal, valid and binding with respect to the obligations of McCoy and is enforceable in accordance with its terms.
c.	McCoy has no material debt, liability, obligation or commitment, absolute or contingent, that relates to the Vitt Lease.
d.	This Agreement and the transaction contemplated hereunder does not require any court approval.
e.	McCoy has not violated any applicable law, ordinance, regulation, writ, judgment, decree or order of any court or government or governmental unit in connection with the Vitt Lease, the consequence of which, individually or in the aggregate, would have a material adverse affect on McCoy or the Vitt Lease.
f. To	McCoy’s knowledge,
(1)	there are no material contracts related to the operation of the Vitt Lease except for ordinary service and supply agreements that are subject to termination on 60 days notice or less;
(2)	no action, suit or proceeding is pending, threatened or contemplated against McCoy or the Vitt Lease;
(3)	all ad valorem, property, production, severance and similar taxes and assessments relating to the Vitt Lease have been paid and are not in arrears;
(4)	all royalties, bonus payments, option payments, rentals and deposits due under the Vitt Lease have been timely paid and to there has been no notice of default associated with the Vitt Lease or notice of forfeiture or demand that the Vitt Lease be released;
(5)	McCoy is the owner of all of the working interest in the Vitt Lease free and clear of all liens and encumbrances, except for the Oil and Gas Lease Mortgage and Assignment of Production Payment from MSG Resources, Inc. to McCoy; and
(6)	no materials or labor have been provided to the Vitt Lease by any party that remains unpaid and could form the basis for a lien to be filed on the Vitt Lease.
3.2 Except	as specifically noted in this Agreement, the interests in the Vitt Lease are sold ‘as is’ and in the condition it may be in on the closing date.
3.3	McCoy agrees to indemnify and hold Okmin and Ashlock harmless from all debts, liabilities and claims arising out of or relating to operation of the Vitt Lease prior to the closing date, and any breach of McCoy’s representations and warranties in section 3.1 above.

4.       CLOSING DATE.

The closing date will be within 10 days after this Agreement has been signed by all parties, and on the closing date:

a.	Okmin shall cause the purchase price to be delivered to McCoy; and
b.	McCoy shall cause the following documents to be delivered to Buyers: Assignment of the Vitt Lease, the form of which is attached as Exhibit A, and Release of Oil and Gas Lease Mortgage and Production Payment Assignment, the form of which is attached as Exhibit B;

and each party shall deliver any other documents that may be required.

5.       MISCELLANEOUS

5.1	This Agreement may not be amended, altered or modified, and no term or condition herein shall be deemed waived or released, except by written agreement signed by the parties, and no oral amendment, alteration, modification, waiver or release shall be effective or binding.
5.2	This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas, and the parties irrevocably consent to trial by a District Judge and waive any right to trial by a jury.
5.3	This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, trustees, successors and assigns of the parties.
5.4	This Agreement is the result of joint negotiations and efforts in drafting, and nothing herein shall be construed against any party simply as a result of such party being the draftsman of this Agreement. Each party has consulted with, or had adequate opportunity to consult with, an attorney and is fully aware of and satisfied with all terms of this Agreement.
5.5	Headings in this Agreement are for convenience only and shall not be considered in interpreting this Agreement.
5.6	If any term or provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
5.7	This Agreement may be executed by the parties by facsimile, or by copy signed, scanned and sent via E-mail, and this Agreement may be executed in counterparts and shall be deemed one document.
5.8	Following the Closing Date, each party will promptly execute and deliver to the other such additional documents as the other party reasonably requests to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to the other party the benefits hereof.
5.9	Prior to or on the closing date each party shall execute and deliver an Operating Agreement for the Vitt Lease, the form of which is attached as Exhibit C, naming Ashlock’s company, Petron Oil and Gas, LLC, as the operator of the Vitt Lease.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

**************** signatures are on the following three pages ****************

Okmin Operations, LLC

By: /s/ Jonathan Herzog

Jonathan Herzog,

President of Okmin Resources, Inc.,

Managing Member

/s/ Earnest Ashlock

Earnest Ashlock

J & S McCoy Enterprises, LLC

By: /s/ Jon M McCoy

Jon M. McCoy

Trustee of the Jon M. McCoy and Sheryl A. McCoy Living Trust dated March 25, 2016

Managing Member

Exhibit A

to the Agreement between

Okmin Operations, LLC, Earnest Ashlock, and J & S McCoy Enterprises, LLC

Form of Bill of Sale and Assignment

Assignment of Oil & Gas Lease

KNOW ALL MEN BY THESE PRESENTS:

FOR ONE DOLLAR AND OTHER GOOD AND VALUABLE CONSIDERATION, receipt of which is acknowledged, J & S MCCOY ENTERPRISES, LLC, a Kansas limited liability company (hereinafter referred to as the “ASSIGNOR”) hereby grants, bargains, sells, conveys, transfers, assigns and warrants the following:

(1)	to OKMIN OPERATIONS, LLC (hereinafter referred to as “OKMIN”), 0.8285714286 of the working interest, this being a 0.725 (72.5%) net revenue interest, in the “Vitt Lease” described below; and
(2)	to EARNEST ASHLOCK (hereinafter referred to as “ASHLOCK”), 0.1142857143 of the working interest, this being a 0.10 (10%) net revenue interest, in the “Vitt Lease” described below;

(OKMIN and ASHLOCK both hereinafter referred to as the “ASSIGNEES”) together with all rights incident to the leasehold estate and rights, privileges and interests created thereby subject to all the terms and conditions of said Vitt Lease and extensions thereof, and the personal property thereon or used in connection therewith, including but not limited to all equipment, wells, structures and personal property, to include fixtures and improvements, currently located on Vitt Lease, and used or useable in connection with oil and gas exploration, production, treatment, storage and marketing activities together with all rights incident thereto and all easements, permits and agreements related thereto, all tenements, hereditaments and appurtenances to the Vitt Lease, and all files and records pertaining to the same, including but not limited to drilling data, electric logs, lease files, land files, well files, division order files, geophysical data, studies, evaluations, projections, reports, appraisals, valuations, maps, regulatory files and records (hereinafter referred to as the “Vitt Lease Property”).

TO HAVE AND TO HOLD the Vitt Lease and Vitt Lease Property with all and singular the rights, privileges, and appurtenances thereunto or in any wise belonging to the said Assignees, their successors, personal representatives, administrators, executors and assigns forever.

ASSIGNOR warrants that ASSIGNOR has good, merchantable title to the Vitt Lease and Vitt Lease Property, free and clear of all liens and encumbrances, and that ASSIGNOR has 100% of the working interest in the Vitt Lease, this being a 87.5% net revenue interest.

ASSIGNOR and ASSIGNEES acknowledge and agree that after this Assignment ownership of the Vitt Lease and Vitt Lease Property shall be as follows:

Name	Percentage of Working Interest	Net Revenue Interest Percentage
Earnest Ashlock	0.114285714286	0.100
Okmin Operations, LLC	0.828571428571	0.725
J & S McCoy Enterprises, LLC	0.057142857143	0.050
TOTALS	1.00	0.875

To the extent transferable, ASSIGNEES are hereby granted the right of full substitution and subrogation in and to any and all rights and warranties which ASSIGNOR has or may have with respect to the Vitt Lease and Vitt Lease Property of which ASSIGNOR has or may have against any and all preceding owners, vendors or warrantors. The Vitt Lease and Vitt Lease Property shall include all right, title and interest which ASSIGNOR may have in and to the same, including but not limited to, leasehold interests, rights of assignment or reassignment, overriding royalties, contractual rights, regulatory authorities and permits or licenses, easements and rights-of-way.

The parties agree to execute, acknowledge and deliver such other and further instruments or documents, and to take such other and further actions as may be reasonably necessary to carry out the provisions of this Assignment.

IN WITNESS WHEREOF, ASSIGNOR and ASSIGNEES have executed this Assignment effective ___________________________, 2021, at ____:________ __.m..

signatures of the parties and notary jurat

Exhibit B

to the Agreement between

Okmin Operations, LLC, Earnest Ashlock, and J & S McCoy Enterprises, LLC

Form of Release of Mortgage and Production Payment Assignment

Partial Release of Mortgage and Production Payment

J & S MCCOY ENTERPRISES, LLC (hereinafter referred to as the “Mortgagee” and “Assignee”) hereby partially releases the following:

(1)	The Oil and Gas Lease Mortgage (hereinafter referred to as the “Mortgage”) from MSG RESOURCES, INC. to Mortgagee dated July 29, 2016 and recorded with the Register of Deeds of Neosho County, Kansas, on August 8, 2016 at Book 507 page 168, insofar as said Mortgage covers the following described oil and gas lease (hereinafter referred to as the “Lease”):

LESSOR:	Edward Vitt and Marilyn G. Vitt
LESSEE:	Jon McCoy
DATE OF LEASE:	04/20/1983
RECORDED:	on 04/22/1983	at Book 93M	Pages 369-370
LEGAL DESCRIPTION:	NW/4 of Section 1, Township 29S, Range 20E, Neosho County, Kansas

AND

(2)	The Assignment of Production Payment (hereinafter referred to as the “Assignment”) from MSG RESOURCES, INC. to Assignee dated July 29, 2016 and recorded with the Register of Deeds of Neosho County, Kansas, on August 8, 2016 at Book 507 page 172, insofar as said Assignment covers the Lease.

The Mortgage and Assignment remain in full force and effect on all remaining oil and gas leases described in the Mortgage and Assignment.

Dated effective this ______ day of _________________, 2021.

signature and notary jurat

Exhibit C

to the Agreement between

Okmin Operations, LLC, Earnest Ashlock, and J & S McCoy Enterprises, LLC

Form of Operating Agreement

Operating Agreement

This Operating Agreement is entered into this _______ day of ________________, 2021, by and between PETRON OIL AND GAS, LLC, a Kansas Limited Liability Company (hereinafter referred to as “Operator”), OKMIN OPERATIONS, LLC, a Kansas Limited Liability Company (hereinafter referred to as “Non-Operator One”), EARNEST ASHLOCK (hereinafter referred to as “Non-Operator Two”), and J & S MCCOY ENTERPRISES, LLC, a Kansas Limited Liability Company (hereinafter referred to as “Non-Operator Three”)(Non-Operator One, Non-Operator Two and Non-Operator Three all sometimes hereinafter referred to as the "Non-Operators” or as a “Non-Operator”).

WHEREAS, Non-Operators are the owners of all (meaning 100%) of the working interest, this being an 87.5% net revenue interest (“NRI”), in the following oil and gas lease (hereinafter referred to as the “Vitt Lease”):

LESSOR:	Edward Vitt and Marilyn G. Vitt
LESSEE:	Jon McCoy
DATE OF LEASE:	04/20/1983
RECORDED:	on 04/22/1983	at Book 93M	Pages 369-370
LEGAL DESCRIPTION:	NW/4 of Section 1, Township 29S, Range 20E, Neosho County, Kansas

and the working interest share and NRI of Non-Operators is shown on the attached Exhibit A.

WHEREAS, Operator agrees to operate the Vitt Lease on behalf of Operator and the Non-Operators based on the terms and conditions of this Operating Agreement.

NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	Non-Operators hereby designate Operator as the operator of the Vitt Lease.
2.	The parties agree that there shall be an upfront charge of $3,000 by Operator for administrative overhead, and reimbursements of up $1,000 for personal and travel expenses, per month for the first three months, and beyond that the parties will mutually agree on charges by Operator for administrative overhead. Non-Operators agree to pay their proportionate share of expenses for all third-party charges for materials and services provided to the Vitt Lease, such share to be based on the percentage of the working interest owned by each Non-Operator. Non-Operators shall each be billed their proportionate share of these third-party costs based on their working interest in the Vitt Lease. Operator agrees that all third-party charges for materials and services provided to the Vitt Lease shall be billed to Non-Operators at actual cost with no “mark up” on such charges.
3.	Operator agrees to provide Non-Operators a full and complete Joint Interest Billing for the Vitt Lease on a monthly basis according to the terms and conditions of this Operating Agreement. Further, Operator agrees to promptly, upon request, provide Non-Operators with copies of back-up invoices for all Joint Interest Billings to Non-Operators. Operator shall maintain a separate bank account for Vitt Lease operations and will provide monthly accounting summaries to Non-Operators.

4.	Operator shall at all times during the term of this Operating Agreement (i) maintain its status as a licensed Operator of oil and gas leases and wells with the Kansas Corporation Commission (KCC), and (ii) operate the Vitt Lease in compliance with Kansas law and KCC rules and regulations and any Federal Agency having jurisdiction over the Vitt Lease.
5.	Operator shall operate the Vitt Lease according to the reasonable prudent operator standard prevailing in Southeast Kansas and shall maintain all reasonable insurance policies, including but not limited to casualty and liability insurance naming Non-Operators as additional insureds. At all times while operations are conducted hereunder, Operator and any contractors and subcontractors shall fully comply with Kansas workers compensation laws.
6.	Proceeds from the sale of oil and/or gas produced from the Vitt Lease shall be distributed directly to the working interest owners according to the working interest shares shown on the attached Exhibit A.
7.	This Operating Agreement shall be effective immediately upon the assignment to Non-Operators of their interests in the Vitt Lease.
8.	Notwithstanding Section 2 above, for the purpose of this Operating Agreement, Non-Operator One shall pay all third-party charges up to a total of $50,000.00 for enhancement work, repairs, reworks, recompletions, treatments, insurance, or other work necessary to attempt to increase oil and gas production and also including legal fees and administrative overhead and reimbursements as set forth in Section 2 above. Thereafter, except as provided in section 11 below, Non-Operators shall pay for Vitt Lease third-party charges proportional to their working interest share shown on the attached Exhibit A.
9.	The liability of the parties shall be several and not joint or collective. Each party shall be responsible only for its respective obligations and shall therefore be liable for only its proportionate share of the costs of operating the Vitt Lease. It is not the intention of the parties to create nor should this Operating Agreement be construed as establishing a mining or other partnership, joint venture or association or render the parties in any manner liable as partners.
10.	Operator shall have the right pursuant to the terms of this Operating Agreement to incur any Vitt Lease operating expenditures up to the sum of $2,500.00. However, for any anticipated expenditure that will exceed the sum of $2,500.00, Non-Operators shall have the right to approve such expenditure. This limitation on expenditures shall not apply in the case of an emergency. Therefore, if an emergency situation is deemed to exist in the sole discretion of the Operator, Operator is hereby authorized on behalf of Non-Operators to spend within reason such sums as are necessary to resolve such emergency.
11.	If any Non-Operator does not approve drilling a new well or wells on the Vitt Lease, the Non-Operator(s) who approve the drilling shall have the option and right to proceed with drilling such new well(s) and in such case the approving Non-Operators shall be responsible for all costs and expenses associated with drilling, completing, producing and plugging the new well(s) and shall be entitled to receive all oil and gas production from the new well(s). The non-approving Non-Operator’s share of oil and gas production from the new well(s) shall be proportionally divided between the approving Non-Operators. Nothing herein precludes the approving and non-approving Non-Operators from mutually agreeing to terms to allow the non-approving Non-Operator to participate in oil and gas production from the new well(s).
12.	In the event Non-Operators fail to pay any undisputed Joint Interest Billing to Operator within thirty (30) days after the receipt of such Joint Interest Billing, then and in that event, Operator shall be entitled to charge interest on any unpaid balance at the annual rate of Twelve Percent (12%) per annum.
13.	In the event Non-Operators fail to pay any Joint Interest Billing due to the Operator and the same becomes delinquent for a period of ninety (90) days, then and in that event, the Operator shall have the right to file an Operator’s Lien against the working interest of the delinquent Non-Operator and shall be entitled to utilize all legal remedies that are available to Operator so that the Operator can be paid for all Joint Interest Billings incurred in the operation of the Vitt Lease. Further, should Non-Operator fail to pay any Joint Interest Billing due Operator for a period of one hundred and twenty (120) days, then and in that event, Operator may declare the delinquent Non-Operator as being in substantial default and Operator shall be entitled to direct the crude oil buyer to suspend all payments of production proceeds to the delinquent Non-Operator and Operator shall be entitled to assess a repayment charge of 110% (meaning, actual amount plus 10%) of the past due Joint Interest Billings which Operator shall be entitled to recover prior to the delinquent Non-Operator being restored to his receipt of oil production proceeds.

14.	In the event that Operator or any Non-Operator violates any of the terms and conditions of this Operating Agreement and if legal proceedings are brought to enforce the terms and conditions of this Operating Agreement, then and in that event, the prevailing party in such litigation shall be entitled to recover its reasonable attorney’s fees and costs as a part of the terms of this Operating Agreement.
15.	The Non-Operators hereby designate Operator as the operator of the Vitt Lease for so long as Non-Operators are working interest owners in the Vitt Lease. Notwithstanding the above, Non-Operators may remove Operator of the Vitt Lease and terminate this Agreement if Operator (a) becomes a debtor in bankruptcy, or (b) commits a material breach or default hereunder and fails to cure, or commence and thereafter diligently proceed to cure, such breach or default within 30 days after receipt of written notice from a Non-Operator describing the breach or default or (c) is deemed guilty of willful or gross negligence in the operation of the Vitt Lease, or (d) is not timely paying third-party vendors who perform services or provide materials or equipment to the Vitt Lease, provided however that non-payment of vendors will be excused if Non-Operators have failed to timely pay their share of Joint Interest Billings.
16.	This Operating Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.
17.	Whenever this Operating Agreement requires the approval of or action by the Non-Operators, such approval or action shall be based on the affirmative vote of those owning a majority of the non-operating working interest.
18.	This Operating Agreement may be executed by the parties by Fax, or by copy signed, scanned and sent via Email, and this Operating Agreement may be executed in counterparts and shall be deemed one document.
19.	If any term or provision of this Operating Agreement is held invalid or unenforceable, the remainder of the Operating Agreement shall not be affected thereby, and each provision of this Operating Agreement shall be valid and enforceable to the fullest extent permitted by law.
20.	This Operating Agreement has been made in, and shall be governed by and construed in accordance with, the laws of the State of Kansas.
21.	This Operating Agreement constitutes the entire agreement concerning the operation of the Vitt Lease and may be modified only in writing signed by all parties.

IN WITNESS WHEREOF, this Operating Agreement is executed and effective the day and year first above written.

Signatures of the parties

Exhibit A

to the Operating Agreement between

Petron Oil and Gas, LLC, Okmin Operations, LLC, Earnest Ashlock, and J & S McCoy Enterprises, LLC

~ List of Working Interest Owners ~

Name	Percentage of Working Interest	Net Revenue Interest Percentage
Earnest Ashlock	0.114285714286	0.100
Okmin Operations, LLC	0.828571428571	0.725
J & S McCoy Enterprises, LLC	0.057142857143	0.050
TOTALS	1.0000000000	0.875